Exhibit 99.1

NEWS FROM SEI

Investor Contact:	Media Contact:
Murray Louis	Dana Grosser
SEI	SEI
+1 610-676-1932	+1 610-676-2459
mlouis@seic.com	dgrosser@seic.com
Pages: 8

FOR IMMEDIATE RELEASE

SEI REPORTS FIRST-QUARTER 2012 FINANCIAL RESULTS

OAKS, Pa., May 2, 2012 — SEI Investments Company (NASDAQ:SEIC) today announced financial results for first-quarter 2012. Diluted earnings per share were $.28 in first-quarter 2012 compared to $.31 in first-quarter 2011.

Consolidated Overview	For the Three Months
(In thousands, except earnings per share)	Ended March 31,
	2012	2011	%

Revenues	$237,898	$232,493	2%
Net Income attributable to SEI	49,965	57,728	(13%)
Diluted Earnings Per Share	$0.28	$0.31	(10%)

“Strong new sales and improving revenues over fourth-quarter 2011 drove first-quarter 2012 results,” said Alfred P. West, Jr., SEI Chairman and CEO.

“Despite uncertainty in the financial markets, we are seeing buyers return to our markets. During 2012, we will continue to focus on sales results, improving productivity and service quality, and increasing profits. We are confident that the investments we are making will enable us to significantly increase shareholder value.”

Summary of First-Quarter Results by Business Segment

(In thousands)	For the Three Month Period
	Ended March 31,
	2012	2011	%
Private Banks:
Revenues	$87,988	$86,709	1%
Expenses	87,517	82,403	6%

Operating Profit	$471	$4,306	(89%)
Operating Margin	1%	5%

Investment Advisors:
Revenues	49,468	48,108	3%
Expenses	29,301	27,040	8%

Operating Profit	20,167	21,068	(4%)
Operating Margin	41%	44%

Institutional Investors:
Revenues	53,317	53,185	—
Expenses	28,100	26,953	4%

Operating Profit	25,217	26,232	(4%)
Operating Margin	47%	49%

Investment Managers:
Revenues	46,211	43,441	6%
Expenses	30,426	27,999	9%

Operating Profit	15,785	15,442	2%
Operating Margin	34%	36%

Investments in New Businesses:
Revenues	914	1,050	(13%)
Expenses	3,698	3,125	18%

Operating Loss	(2,784)	(2,075)	34%
Operating Margin	N/A	N/A

Totals:
Revenues	$237,898	$232,493	2%
Expenses	179,042	167,520	7%
Corporate overhead expenses	11,082	10,648	4%
Noncontrolling interest reflected in segments	(315)	(272)	N/A

Income from operations	$48,089	$54,597	(12%)

First-Quarter Business Commentary:

•

Revenues increased in first-quarter 2012 as compared to first-quarter 2011 and to fourth-quarter 2011 due to an increase in Asset management, administrative, and distribution fee revenues from improved cash-flows and market appreciation in first-quarter 2012. Our average assets under management, excluding LSV, increased $9.6 billion, or eight percent, to $124.1 billion in the first-quarter 2012 as compared to $114.5 billion during the first-quarter 2011 (See attached Ending and Average Asset Balances schedules for further details).

•

Sales events, net of client losses, during first-quarter 2012 totaled approximately $26.1 million and are expected to generate net annualized recurring revenues of approximately $23.5 million when contract values are fully realized. These sales events resulted in an increase in sales compensation expense when compared to first-quarter 2011 of $1.8 million.

•	Total consolidated expenses in first-quarter 2012 include approximately an additional $1.8 million in fees for other asset management distribution costs and employee severance costs.

•	Net income attributable to SEI includes gains from SIV securities of $2.9 million in first-quarter 2012 compared to gains of $6.9 million in first-quarter 2011.

•

The effective tax rates were 37.2 percent in the first-quarter 2012, 37.1 percent in the first-quarter 2011 and 34.7 percent in the fourth-quarter 2011. The increase in the tax rate in the first-quarter 2012 as compared to the fourth-quarter 2011 was due to the expiration of the research and development tax credit in first-quarter 2012 and tax planning strategies which benefited the tax rate in fourth-quarter 2011.

•	In the first-quarter 2012, SEI purchased 1.8 million shares of its common stock for $37.7 million.

Earnings Conference Call

A conference call to review earnings is scheduled for 2:00 PM ET on May 2, 2012. Investors may listen to the call at www.seic.com/investors or listen at www.earnings.com, a service of Thomson Streetevents. The call may also be accessed at numerous financial services web sites including AOL and Yahoo. Investors may also listen to replays at these web sites, or by telephone at (USA) 1-877-777-1972; (International) 612-332-0636, access code 245414.

About SEI

SEI (NASDAQ:SEIC) is a leading global provider of investment processing, fund processing, and investment management business outsourcing solutions that help corporations, financial institutions, financial advisors, and ultra-high-net-worth families create and manage wealth. As of March 31, 2012, through its subsidiaries and partnerships in which the company has a significant interest, SEI manages or administers $428 billion in mutual fund and pooled or separately managed assets, including $189 billion in assets under management and $239 billion in client assets under administration. For more information, visit www.seic.com.

Many of the statements in this release may be considered “forward looking statements” and include discussions about future operations, strategies and financial results. Forward-looking statements are based upon estimates and assumptions that involve risks and uncertainties, many of which are beyond our control or are subject to change. Although we believe our assumptions are reasonable, they could be inaccurate. Our actual future revenues and income could differ materially from our expected results. We have no obligation to publicly update or revise any forward-looking statements.

SEI INVESTMENTS COMPANY

CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except per share data)

(Unaudited)

	Three Months Ended March 31,
	2012	2011

Asset management, admin. and distribution fees	$172,954	$167,504
Information processing and software servicing fees	56,200	55,824
Transaction–based and trade execution fees	8,744	9,165

Total revenues	237,898	232,493

Subadvisory, distribution and other asset mgmt costs	28,467	26,296
Software royalties and other information processing costs	6,477	7,017
Brokerage commissions	6,307	6,581
Compensation, benefits and other personnel	78,543	71,025
Stock-based compensation	4,033	3,732
Consulting, outsourcing and professional fees	26,955	25,998
Data processing and computer related	11,465	11,303
Facilities, supplies and other costs	14,508	14,102
Amortization	7,622	6,231
Depreciation	5,432	5,611

Total expenses	189,809	177,896

Income from operations	48,089	54,597

Net gain on investments	3,205	7,278
Interest and dividend income	1,487	1,544
Interest expense	(161)	(204)
Equity in earnings of unconsolidated affiliate	27,330	28,949

Net income before income taxes	79,950	92,164

Income taxes	29,715	34,124

Net income	50,235	58,040

Less: Net income attributable to the noncontrolling interest	(270)	(312)

Net income attributable to SEI	$49,965	$57,728

Diluted earnings per common share	$0.28	$0.31

Shares used to calculate diluted earnings per common share	177,668	188,495

Basic earnings per common share	$0.28	$0.31

Shares used to calculate basic earnings per common share	176,348	185,787

SEI INVESTMENTS COMPANY

CONDENSED BALANCE SHEETS

(In thousands)

(Unaudited)

	March 31, 2012	December 31, 2011
Assets

Cash and short-term investments	$388,127	$420,986
Restricted cash	6,000	6,000
Receivables, net	182,093	167,909
Securities owned	21,053	20,949
Other current assets	20,066	19,107

Total current assets	617,339	634,951

Property and equipment, net	136,431	129,548
Marketable securities	140,675	139,333
Capitalized software, net	311,229	309,133
Investment in unconsolidated affiliate	66,691	60,954
Other assets, net	21,261	20,640

Total assets	$1,293,626	$1,294,559

Liabilities

Current liabilities	$118,877	$151,073
Deferred income taxes	92,477	93,751
Other Long-term liabilities	10,832	8,276

Total SEI Investments Company shareholders’ equity	1,054,544	1,025,316
Noncontrolling interest	16,896	16,143

Total Equity	1,071,440	1,041,459

Total liabilities and equity	$1,293,626	$1,294,559

SEI INVESTMENTS COMPANY

ENDING ASSET BALANCES

(In millions)

(Unaudited)

	Mar. 31, 2011	Jun. 30, 2011	Sept. 30, 2011	Dec. 31, 2011	Mar. 31, 2012
Private Banks:
Equity/Fixed Income prgms.	$14,809	$16,720	$15,442	$16,435	$17,180
Collective Trust Fund prgms.	576	504	476	450	435
Liquidity funds	5,217	4,918	5,529	5,553	5,549

Total assets under mgmt.	$20,602	$22,142	$21,447	$22,438	$23,164

Client assets under admin.	11,227	10,994	9,845	10,355	10,916

Total assets	$31,829	$33,136	$31,292	$32,793	$34,080

Investment Advisors:
Equity/Fixed Income prgms.	$28,296	$28,410	$24,757	$26,639	$29,722
Collective Trust Fund prgms.	1,618	1,499	1,392	1,298	1,199
Liquidity funds	1,551	1,651	2,653	2,505	1,643

Total assets under mgmt.	$31,465	$31,560	$28,802	$30,442	$32,564

Institutional Investors:
Equity/Fixed Income prgms.	$51,287	$51,180	$46,259	$49,051	$54,537
Collective Trust Fund prgms.	608	482	510	492	424
Liquidity funds	3,202	3,146	3,356	3,888	3,725

Total assets under mgmt.	$55,097	$54,808	$50,125	$53,431	$58,686

Investment Managers:
Equity/Fixed Income prgms.	$37	$50	$64	$57	$62
Collective Trust Fund prgms.	8,841	10,372	10,896	11,255	12,781
Liquidity funds	139	179	195	152	147

Total assets under mgmt.	$9,017	$10,601	$11,155	$11,464	$12,990

Client assets under admin. (A)	238,335	238,432	223,620	221,198	228,327

Total assets	$247,352	$249,033	$234,775	$232,662	$241,317

Investments in New Businesses:
Equity/Fixed Income prgms.	$598	$558	$490	$515	$568
Liquidity funds	56	41	41	37	34

Total assets under mgmt.	$654	$599	$531	$552	$602

LSV Asset Management
Equity/Fixed Income prgms.	$62,370	$60,626	$49,444	$53,712	$60,607

Consolidated:
Equity/Fixed Income prgms (B)	$157,397	$157,544	$136,456	$146,409	$162,676
Collective Trust Fund prgms.	11,643	12,857	13,274	13,495	14,839
Liquidity funds	10,165	9,935	11,774	12,135	11,098

Total assets under mgmt.	$179,205	$180,336	$161,504	$172,039	$188,613

Client assets under admin. (C)	249,562	249,426	233,465	231,553	239,243

Total assets	$428,767	$429,762	$394,969	$403,592	$427,856

(A)	Client assets under administration in the Investment Managers segment include $38.5 billion of assets balances that require limited services and therefore are at fee levels below our normal full service assets (as of March 31, 2012).
(B)	Equity/Fixed Income programs include $2.6 billion of assets invested in various asset allocation funds at March 31, 2012.
(C)	In addition to the numbers presented, SEI also administers an additional $4.6 billion in Funds of Funds assets (as of March 31, 2012) on which SEI does not earn an administration fee.

SEI INVESTMENTS COMPANY

AVERAGE ASSET BALANCES

(In millions)

(Unaudited)

	1st Qtr 2011	2nd Qtr 2011	3rd Qtr 2011	4th Qtr 2011	1st Qtr 2012
Private Banks:
Equity/Fixed Income prgms.	$14,170	$16,176	$16,592	$16,624	$17,116
Collective Trust Fund prgms.	593	543	505	464	436
Liquidity funds	5,058	4,909	5,210	5,401	5,581

Total assets under mgmt.	$19,821	$21,628	$22,307	$22,489	$23,133

Client assets under admin.	10,921	11,114	10,364	10,290	10,211

Total assets	$30,742	$32,742	$32,671	$32,779	$33,344

Investment Advisors:
Equity/Fixed Income prgms.	$27,841	$28,502	$26,658	$26,094	$28,426
Collective Trust Fund prgms.	1,687	1,544	1,442	1,314	1,238
Liquidity funds	1,580	1,576	2,224	2,499	2,015

Total assets under mgmt.	$31,108	$31,622	$30,324	$29,907	$31,679

Institutional Investors:
Equity/Fixed Income prgms.	$50,392	$51,567	$49,115	$48,504	$52,270
Collective Trust Fund prgms.	608	554	505	500	427
Liquidity funds	3,418	3,515	3,416	3,461	3,765

Total assets under mgmt.	$54,418	$55,636	$53,036	$52,465	$56,462

Investment Managers:
Equity/Fixed Income prgms.	$1	$38	$52	$65	$58
Collective Trust Fund prgms.	8,288	9,560	11,292	10,773	11,983
Liquidity funds	210	165	200	219	190

Total assets under mgmt.	$8,499	$9,763	$11,544	$11,057	$12,231

Client assets under admin.	237,376	241,423	236,953	224,633	224,547

Total assets	$245,875	$251,186	$248,497	$235,690	$236,778

Investments in New Businesses:
Equity/Fixed Income prgms.	$579	$561	$525	$515	$549
Liquidity funds	61	42	42	42	39

Total assets under mgmt.	$640	$603	$567	$557	$588

LSV Asset Management
Equity/Fixed Income prgms.	$62,212	$63,000	$54,679	$54,021	$59,200

Consolidated:
Equity/Fixed Income prgms	$155,195	$159,844	$147,621	$145,823	$157,619
Collective Trust Fund prgms.	11,176	12,201	13,744	13,051	14,084
Liquidity funds	10,327	10,207	11,092	11,622	11,590

Total assets under mgmt.	$176,698	$182,252	$172,457	$170,496	$183,293

Client assets under admin.	248,297	252,537	247,317	234,923	234,758

Total assets	$424,995	$434,789	$419,774	$405,419	$418,051